CONTACT:
Walter C. Herlihy, Ph.D.
President and Chief Executive Officer
(781) 449-9560, ext. 2000

RELEASE: IMMEDIATE

                 Repligen Announces $2 Million Private Placement
                   Biotechnology Value Fund Invests in Company

Needham, MA --December 31, 1997 -- Repligen Corporation (Nasdaq: RGEN) today announced a $2.0 million investment in the Company by Biotechnology Value Fund, L.P. and affiliates (BVF) of San Francisco and Four Partners of New York. The investment involves the sale of 2 million shares of common stock and warrants to purchase an additional 750,000 shares of common stock at $1.50 per share.

      "This investment will enable the Company to accelerate the development of our growth factor antagonists and expand our screening to additional targets," said Walter C. Herlihy, Ph.D., President and CEO of Repligen. "In addition, we plan to increase our efforts to synthesize combinatorial chemical libraries suitable for the discovery of inhibitors of clinically important protein-protein interactions."

      Mark Lampert, President of BVF, Inc. stated, "Repligen has developed a unique set of drug discovery technologies which have now been validated by the identification of active lead compounds. We believe that the Company's technology combined with strong corporate partners and low burn rate make this an attractive investment."

        Following this investment the Company's cash position is approximately $5,000,000. The Company expects to report an operating loss of approximately $500,000 for the nine month period ended 12/31/97.

        Repligen develops high throughput screens to identify inhibitors of important protein-protein and protein-carbohydrate interactions. These assays include its Glyceptor(TM) screens for identification of inhibitors of protein-heparan sulfate interactions and assays based on interaction of signaling proteins with their receptors. The Company is also developing a combinatorial chemical technology for the production of synthetic compounds with the complexity of natural products which may provide a richer source of leads for its targets than conventional libraries. Its corporate headquarters are located at 117 Fourth Avenue, Needham, MA 02194. Additional information may be obtained from www.repligen.com.

This press release contains forward-looking statements based on current management expectations. There are certain key factors which could cause future results to differ materially from those anticipated by management. Such factors include, but are not limited to: the Company's ability to continue to establish collaborative arrangements with third parties; the Company's ability to maintain financial stability; the technical risks associated with development of new products; the fact that there can be no assurances that patents relating to the Company's potential products will afford adequate protection to the Company; the risks of technological change and competition; and the competitive environment of the biotechnology and pharmaceutical industries. These factors are more fully discussed in the Company's periodic filings with the Securities and Exchange Commission.
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